Registration No. 333-85488
Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotessm

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 9	Trade Date: 10/24/02
(To Prospectus dated July 22, 2002)	Issue Date: 10/29/02

The date of this Pricing Supplement is October 24, 2002

CUSIP or Common Code:	41013MBQ2	41013MBR0	41013MBS8	41013MBT6
Price to Public:	100.000%	100.000%	100.000%	50.000% of the principal amount

Proceeds to Issuer:	$1,661,220.00	$2,111,026.00	$2,663,440.00	$32,422.50

Discounts and Commissions:	1.000%	1.400%	1.500%	0.875%
Reallowance:	0.150%	0.200%	0.200%	0.125%

Dealer:	99.200%	98.800%	98.800%	49.300%

Maturity Date:	10/15/07	10/15/10	10/15/12	4/15/15

Stated Annual Interest Rate:	3.900%	4.650%	5.100%	N/A (Discount Note; implicit rate 5.641%)
Interest Payment Frequency:	Monthly	Monthly	Monthly	N/A (Discount Note, payable at maturity)
First Payment Date:	11/15/02	11/15/02	11/15/02	4/15/2015

Additional Amounts:	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes (See Schedule A attached)

Callable by Issuer:	No	No	No	No

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	N/A

Original Issue Discount[1]:	N/A	N/A	N/A	Yes[2]
Other Material Terms (if any):	N/A	N/A	N/A	See Schedule A attached.

1
For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

2
The accrual period for this note will be one year, except that (1) the accrual period for 2002 shall begin on October 29, 2002 and shall end on December 31, 2002, and (2) the accrual period for 2015 shall begin on January 1, 2015 and shall end on April 15, 2015.

Registration No. 333-85488
Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotessm

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 9	Trade Date: 10/24/02
(To Prospectus dated July 22, 2002)	Issue Date: 10/29/02

The date of this Pricing Supplement is October 24, 2002

CUSIP or Common Code:	41013MBU3	41013MBV1	41013MBW9

Price to Public:	100.000%	100.000%	100.000%

Proceeds to Issuer:	$1,617,980.00	$1,774,162.50	$3,873,467.50

Discounts and Commissions:	2.000%	2.250%	2.750%
Reallowance:	0.350%	0.350%	0.350%

Dealer:	98.350%	98.000%	97.600%

Maturity Date:	10/15/17	10/15/22	10/15/32

Stated Annual Interest Rate:	5.550%	5.800%	5.950%
Interest Payment Frequency:	Monthly	Monthly	Monthly
First Payment Date:	11/15/02	11/15/02	11/15/02

Additional Amounts:	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes

Callable by Issuer:	Yes	No	Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	10/15/05 Callable one time only at 100% on call date above with 30 days notice.	N/A	10/15/08 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount[3]:	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A

3
For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

Schedule A

Repayment Upon Death (“Survivor’s Option”)
Schedule of Amortized Face Amounts

The following schedule of Amortized Face Amounts will be used to determine the amount of payments to be made pursuant to the exercise of the Survivor’s Option for the above referenced note. Any portion of the note accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid (subject to the “Annual Put Limitation” and the “Individual Put Limitation” described in the Prospectus) on the next following scheduled interest compounding date as set forth below (each, an “Interest Compounding Date”) which is at least 20 calendar days after the date of acceptance, or the next following Business Day if the scheduled Interest Compounding Date is not a Business Day (in which case no principal shall accrue to the following Business Day); provided that in no event may the Survivor’s Option be exercised prior to October 29, 2003. For purposes of making payments related to an exercise of the Survivor’s Option, the record date will be the close of business on the first day (whether or not a Business Day) of the calendar month in which the applicable Interest Compounding Date occurs.

Interest Compounding Date	Amortized Face Amount per $100 of Principal Amount	Interest Compounding Date	Amortized Face Amount per $100 of Principal Amount
4/15/03	$51.29640	10/15/09	$73.64159
10/15/03	52.74322	4/15/10	75.71865
4/15/04	54.23084	10/15/10	77.85430
10/15/04	55.76042	4/15/11	80.05018
4/15/05	57.33315	10/15/11	82.30799
10/15/05	58.95023	4/15/12	84.62949
4/15/06	60.61292	10/15/12	87.01647
10/15/06	62.32251	4/15/13	89.47077
4/15/07	64.08031	10/15/13	91.99429
10/15/07	65.88770	4/15/14	94.58899
4/15/08	67.74606	10/15/14	97.25687
10/15/08	69.65684	4/15/15	100.00000
4/15/09	71.62151